Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-155535 Dated September 20, 2011 15month Callable Yield Note

North America Structured Investments

OVERVIEW

May be appropriate for investors seeking interest payments during the term of the notes. Investors are exposed to full downside exposure to the lesser performing of the Underlyings if either Underlying declines by more than the applicable Protection Amount from the Pricing Date to the Observation Date. The notes are callable quarterly at par at the issuer’s discretion.

The payment at maturity will be paid in cash based on the lesser performing of the Underlyings.

Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

Summary of Terms

Issuer:	JPMorgan Chase & Co.
Par:	$1,000.00
Underlyings:	S&P 500® Index, Russell 2000® Index
Pricing Date:	On or about September 30, 2011
Settlement Date:	On or about October 7, 2011 (T+5)
Observation Date*:	December 31, 2012
Maturity Date*:	January 8, 2013
Optional Call	January 9, 2012, April 9, 2012, July
Date(s)*:	9, 2012, October 9, 2012
Interest Rate:	10%- 11%** per annum, paid monthly
Protection Amount:	For each Underlying, 25% of the closing level of that Underlying on the Pricing Date
CUSIP:	48125XU61

*Subject to postponement as described in the accompanying product supplement

**To be determined on the Pricing Date

***The hypothetical payouts set forth above are illustrative and may not be the actual returns on the notes. These payouts do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payouts shown above would likely be lower.

****Reflects a Protection Amount of 25% and assumes an interest rate of 10.0% per annum for illustrative purposes. Assumes the note is not called on any Optional Call Date and a $1,000 investment.

Hypothetical Payments on the Notes***

Hypothetical Closing Level on the Observation Date of the lesser performing Underlying as % of Closing Level on Pricing Date	Total payments over term of the note****
200%	$1,125.00
105%	$1,125.00
100%	$1,125.00
90%	$1,125.00
75%	$1,125.00
50%	$625.00
20%	$325.00
0%	$125.00

Return Profile

Interest will be payable monthly in arrears. If an interest payment date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.

Payment at maturity for each $1,000 principal amount note will be a cash payment of $1,000 or, if either of the Underlyings declined by more than the Protection Amount from the Pricing Date to the Observation Date, a cash payment of less than $1,000 that reflects the negative return of the lesser performing Underlying. In the event both Underlyings appreciate relative to their initial values, the investor will receive $1,000 for each $1,000 principal amount invested, subject to the credit risk of JPMorgan Chase & Co. In all cases, payment will include any accrued and unpaid interest.

If the notes are called by the issuer, the investor will receive a cash payment of $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest.

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com

15month Callable Yield Note

North America Structured Investments

Selected Benefits

• The notes offer a higher interest rate than the yield currently available on debt securities of comparable maturity issued by the Issuer or an issuer with a comparable credit rating

• Monthly interest payments

• The Protection Amount offers some contingent protection against a decrease in the prices of the Underlyings

• Minimum denomination of $1,000 and integral multiples thereof

Selected Risks

• Your investment in the notes may result in a loss. If either of the Underlyings declines by more than the applicable Protection Amount from the Pricing Date to the Observation Date, you could lose up to $875.00 for each $1,000 note.

• Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co. Therefore the value of the notes prior to maturity are subject to changes in the market’s view of JPMorgan Chase & Co.’s creditworthiness.

• Return is limited to the principal amount plus accrued interest regardless of any appreciation of the Underlyings.

• You are exposed to the risks associated with small capitalization companies.

• You are exposed to the risks of the decline in the closing level of each Underlying.

• Your payment at maturity may be determined by the lesser performing of the Underlyings.

• No dividend payments or ownership rights or affiliation with the Underlyings.

• The optional call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk.

• Lack of liquidity: JPMorgan Securities LLC, acting as agent for the Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

• Many economic and market factors, such as index volatility, time to maturity, interest rates and creditworthiness of the Issuer, will impact the value of the notes prior to maturity.

Investors should be willing to hold their investment until maturity.

• Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes.

• Tax consequences of the notes may be uncertain.

Disclaimer

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC. is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC: http://www.sec.gov/Archives/edgar/data/19617/000095010309000965/symbol_guide.pdf

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com

Amended and restated term sheet† To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 192-A-III dated March 10, 2011	Amended and Restated Term Sheet Product Supplement No. 192-A-III Registration Statement No. 333-155535 Dated September 20, 2011; Rule 433

Structured Investments	$ 10.00%*-11.00%* per annum Single Observation Callable Yield Notes due January 8, 2013 Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

General

  The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating.  Investors should be willing to forgo the potential to participate in the appreciation of either the S&P 500® Index or the Russell 2000® Index and to forgo dividend payments.  Investors should be willing to assume the risk that the notes may be called and the investors will receive less interest if the notes are called and the risk that, if the notes are not called, they may lose some or all of their principal at maturity.
  The notes will pay between 10.00%* and 11.00%* per annum interest over the term of the notes, assuming no Optional Call.  However, the notes do not guarantee any return of principal at maturity.  Instead, if the notes are not called, the payment at maturity will be based on the performance of the Lesser Performing Underlying and whether the Ending Underlying Level of either Underlying is less than its Starting Underlying Level by more than the Protection Amount.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  The notes may be called, in whole but not in part, at our option on any of the Optional Call Dates set forth below.  If the notes are called pursuant to an Optional Call, payment on the Optional Call Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing January 8, 2013**
  The payment at maturity is not linked to a basket composed of the Underlyings.  The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
  Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
  The terms of the notes as set forth in “Key Terms” below, including those set forth under “Key Terms — Payment at Maturity” and “Key Terms — Trigger Event,” to the extent they differ or conflict with those set forth in the accompanying product supplement no. 192-A-III, supersede the terms set forth in product supplement no. 192-A-III. Please refer to “Supplemental Terms of the Notes” in this amended and restated term sheet for more information.

Key Terms

Underlyings:	The S&P 500® Index and the Russell 2000® Index (each an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:

Between 10.00%* and 11.00%* per annum over the term of the notes, assuming no Optional Call, paid monthly and calculated on a 30/360 basis

*The actual Interest Rate will be determined on the Pricing Date and will not be less than 10.00% or greater than 11.00% per annum.

The notes may be called, in whole but not in part, at our option (such an event, an “Optional Call”) on any of the Optional Call Dates set forth below.

Protection Amount:	With respect to each Underlying, an amount that represents 25.00% of the Starting Underlying Level of such Underlying
Pricing Date:	On or about September 30, 2011
Settlement Date:	On or about October 7, 2011
Observation Date**:	December 31, 2012
Maturity Date**:	January 8, 2013
CUSIP:	48125XU61
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 7th calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date or the relevant Optional Call Date, as applicable (each such day, an “Interest Payment Date”), commencing November 7, 2011.  See “Selected Purchase Considerations — Monthly Interest Payments” in this amended and restated term sheet for more information.

Payment at Maturity:

If the notes are not called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Lesser Performing Underlying.  If the notes are not called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless a Trigger Event has occurred.

If the notes are not called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than the Starting Underlying Level of such Underlying.  Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Underlying Return)

You will lose some or all of your principal at maturity if the notes are not called and if a Trigger Event has occurred.

Trigger Event:	A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of such Underlying by more than the applicable Protection Amount.
Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows: Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Optional Call:

We, at our election, may call the notes, in whole but not in part, on any of the Optional Call Dates prior to the Maturity Date at a price for each $1,000 principal amount note equal to $1,000 plus any accrued and unpaid interest to but excluding the applicable Optional Call Date.  If we intend to call your notes, we will deliver notice to DTC at least five business days before the applicable Optional Call Date.

Optional Call Dates**:	January 9, 2012, April 9, 2012, July 9, 2012 and October 9, 2012
Other Key Terms:	See “Additional Key Terms” on the next page.
†

This amended and restated term sheet amends and restates the term sheet related hereto dated September 2, 2011 to product supplement no. 192 A III in its entirety (the term sheet is available on the SEC website at http://www.sec.gov/Archives/edgar/data/19617/000089109211006042/e45229fwp.htm).

**

Subject to postponement as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Payment upon Optional Call” and “Description of Notes — Postponement of a Determination Date — Notes with a maturity of more than one year,” as applicable, in the accompanying product supplement no. 192-A-III

Investing in the Single Observation Callable Yield Notes involves a number of risks.  See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 192-A-III and “Selected Risk Considerations” beginning on page TS-2 of this amended and restated term sheet.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amended and restated term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)

If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $25.00 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of approximately $15.00 per $1,000 principal amount note.  The concessions of approximately $15.00 per $1,000 principal amount note include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer.  This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes.  The actual commission received by JPMS may be more or less than $25.00 and will depend on market conditions on the Pricing Date.  In no event will the commission received by JPMS, which includes concessions and other amounts that may be allowed to other dealers, exceed $40.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-95 of the accompanying product supplement no. 192-A-III.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

September 20, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this amended and restated term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 192-A-III and this amended and restated term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this amended and restated term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 192-A-III dated March 10, 2011.  This amended and restated term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  This amended and restated term sheet amends and restates and supersedes the term sheet related hereto dated September 2, 2011 in its entirety.  You should rely only on the information contained in this amended and restated term sheet and in the documents listed below in making your decision to invest in the notes.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 192-A-III, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 192-A-III dated March 10, 2011:
  http://www.sec.gov/Archives/edgar/data/19617/000089109211001693/e42021_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this amended and restated term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Starting Underlying Level:	With respect to each Underlying, the closing level of such Underlying on the Pricing Date
Ending Underlying Level:	With respect to each Underlying, the closing level of such Underlying on the Observation Date
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Return of the S&P 500® Index and the Underlying Return of the Russell 2000® Index

Supplemental Terms of the Notes

For purposes of the notes offered by this amended and restated term sheet, the concept of a “Monitoring Period,” as described in the accompanying product supplement no. 192-A-III, is not applicable.  Instead, whether a Trigger Event has occurred and your payment, at maturity, if any, will depend on the closing level of each Underlying on a single day (the Observation Date) only, which we also refer to as the Ending Underlying Level.  See “Key Terms — Payment at Maturity” and “Key Terms — Trigger Event” in this amended and restated term sheet for more information.  Accordingly, you should disregard the definition for the “Monitoring Period” in the accompanying product supplement no. 192-A-III, and you should deem references in the accompanying product supplement no. 192-A-III to (i) “the Monitoring Period” to be “the Observation Date,” and (ii) “on any day during the Monitoring Period” or “during the Monitoring Period” to be “on the Observation Date.”

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay interest at a rate of between 10.00% and 11.00% per annum over the term of the notes, assuming no Optional Call, which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating.  The actual interest rate will be determined on the Pricing Date and will not be less than

JPMorgan Structured Investments —	TS-1
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

  10.00% or greater than 11.00% per annum.  Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of between 10.00% and 11.00% per annum over the term of the notes (to be determined on the Pricing Date), assuming no Optional Call.  Interest will be payable monthly in arrears on the 7th calendar day of each month, except for the final monthly interest payment, which will be payable on the Maturity Date or the relevant Optional Call Date, as applicable (each such day, an “Interest Payment Date”), commencing November 7, 2011.  Interest will be payable to the holders of record at the close of business on the business day immediately preceding the relevant Interest Payment Date or the applicable Optional Call Date, as applicable.  If an Interest Payment Date or Optional Call Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.  For example, the monthly Interest Payment Date for January 2012 (which is also an Optional Call Date) is January 7, 2012, but because January 7, 2012 is a Saturday, payment of interest with respect to that Interest Payment Date will be made on January 9, 2012, the next succeeding business day.
  POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL CALL FEATURE — If the notes are called pursuant to an Optional Call, on the applicable Optional Call Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Optional Call Date.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT CALLED — If the notes are not called, we will pay you your principal back at maturity only if a Trigger Event has not occurred.  A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of such Underlying by more than the applicable Protection Amount.  However, if the notes are not called and a Trigger Event has occurred, you could lose the entire principal amount of your notes.
  EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the S&P 500® Index or the Russell 2000® Index.

  The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information on the S&P 500® Index, see the information set forth under “The S&P 500® Index” in the accompanying product supplement no. 192-A-III.

  The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information on the Russell 2000® Index, see the information set forth under “The Russell 2000® Index” in the accompanying product supplement no. 192-A-III.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 192-A-III.  By purchasing the notes you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat (i) the notes for U.S. federal income tax purposes as units comprising: (x) a Put Option written by you that is terminated if an Optional Call occurs and that, if not terminated, in circumstances where the payment at maturity is less than $1,000 (excluding accrued and unpaid interest) requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Lesser Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option and (ii) each interest payment consistently with the allocation described below.  We will follow this approach in determining our reporting responsibilities, if any.  We will determine the portion of each interest payment that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes.  If the notes had priced on September 19, 2011, and assuming an interest rate of 10.00% per annum, we would have allocated 11.15% of each interest payment to interest on the Deposit and the remainder to Put Premium.  The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date.  Assuming the treatment and allocation described above are respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Optional Call.  However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.  Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.  Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMorgan Structured Investments —	TS-2
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in either or both of the Underlyings or any equity security included in the Underlyings.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 192-A-III dated March 10, 2011.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes are not called, we will pay you your principal back at maturity only if a Trigger Event has not occurred.  If the notes are not called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than the Starting Underlying Level of such Underlying.  Accordingly, you could lose up to the entire principal amount of your notes.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Optional Call Date and on the Interest Payment Dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, we are currently one of the companies that make up the S&P 500® Index.  We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — If the notes are not called and a Trigger Event has not occurred, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Underlying, which may be significant.  If the notes are called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Optional Call Date plus any accrued and unpaid interest, regardless of the appreciation in the value of either Underlying, which may be significant.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Underlying during the term of the notes.
  YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings.  If the notes are not called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to both of the Underlyings.  Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying.  Accordingly, your investment is subject to the risk of decline in the closing level of each Underlying.
  YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — If the notes are not called and a Trigger Event occurs, you will lose some or all of your investment in the notes.  This will be true even if the Ending Underlying Level of one of the Underlyings is greater than or equal to its Starting Underlying Level.  The two Underlyings’ respective performances may not be correlated and, as a result, if the notes are not called, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities during the term of the notes.
  THE OPTIONAL CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — Upon an Optional Call, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Optional Call Date.
  REINVESTMENT RISK — If your notes are called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the applicable Optional Call Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are called prior to the Maturity Date.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon a call described in this amended and restated term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.
  PROTECTION AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not called, we will pay you your principal back at maturity only if the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level by more than the applicable Protection Amount.  If the notes are not called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Lesser Performing Underlying.
  VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the Ending Underlying Level of such Underlying could be less than its Starting Underlying Level by more than the applicable Protection Amount.  An Underlying’s volatility, however, can change significantly over the term of the notes.  The closing level of an Underlying could fall sharply on the Observation Date, which could result in a significant loss of principal.

JPMorgan Structured Investments —	TS-3
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

  AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Underlyings would have.
  HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including the equity securities included in the Underlyings.  We or our affiliates may also trade in the equity securities included in the Underlyings from time to time.  Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an Optional Call or our payment to you at maturity.  It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the levels of the Underlyings on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    whether a Trigger Event is expected to occur;
    the interest rate on the notes;
    the actual and expected volatility of the Underlyings;
    the time to maturity of the notes;
    the Optional Call feature and whether we are expected to call the notes, which are likely to limit the value of the notes;
    the dividend rates on the equity securities included in the Underlyings;
    the expected positive or negative correlation between the S&P 500® Index and the Russell 2000® Index, or the expected absence of any such correlation;
    interest and yield rates in the market generally as well as in the markets of the equity securities included in the Underlyings;
    a variety of economic, financial, political, regulatory and judicial events; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —	TS-4
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 6, 2006 through September 16, 2011.  The closing level of the S&P 500® Index on September 19, 2011 was 1204.09.  The closing level of the Russell 2000® Index on September 19, 2011 was 702.23.

We obtained the various closing levels of the Underlyings below from Bloomberg Financial Markets.  We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.  The historical levels of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Underlying on the Pricing Date or the Observation Date.  We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

JPMorgan Structured Investments —	TS-5
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Underlying?

The following table and examples illustrate the hypothetical total return at maturity on the notes.  The “note total return” as used in this amended and restated term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity plus the interest payments received over the term of the notes per $1,000 principal amount note to $1,000.  The table and examples below assume that the notes are not called prior to maturity and that the Lesser Performing Underlying is the S&P 500® Index.  We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity.  In addition, the following table and examples assume a Starting Underlying Level for the Lesser Performing Underlying of 1200 and an Interest Rate of 10.00% per annumover the term of the notes and reflect the Protection Amount of 25.00%.  In addition, if the notes are called prior to maturity, your note total return and total payment may be less than the amounts indicated below.  The hypothetical note total returns and total payments set forth below are for illustrative purposes only and may not be the actual note total returns or total payments applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Trigger Event Has Not Occurred (1)		Trigger Event Has Occurred (1)

Ending Underlying Level	Lesser Performing Underlying Return	Note Total Return	Total Payments over the Term of the Notes	Note Total Return	Total Payments over the Term of the Notes

2160.00	80.00%	12.50%	$1,125.00	N/A	N/A
1980.00	65.00%	12.50%	$1,125.00	N/A	N/A
1800.00	50.00%	12.50%	$1,125.00	N/A	N/A
1680.00	40.00%	12.50%	$1,125.00	N/A	N/A
1560.00	30.00%	12.50%	$1,125.00	N/A	N/A
1440.00	20.00%	12.50%	$1,125.00	N/A	N/A
1320.00	10.00%	12.50%	$1,125.00	N/A	N/A
1260.00	5.00%	12.50%	$1,125.00	N/A	N/A
1200.00	0.00%	12.50%	$1,125.00	N/A	N/A
1140.00	-5.00%	12.50%	$1,125.00	N/A	N/A
1080.00	-10.00%	12.50%	$1,125.00	N/A	N/A
960.00	-20.00%	12.50%	$1,125.00	N/A	N/A
900.00	-25.00%	12.50%	$1,125.00	N/A	N/A
899.88	-25.01%	N/A	N/A	-12.51%	$874.90
840.00	-30.00%	N/A	N/A	-17.50%	$825.00
720.00	-40.00%	N/A	N/A	-27.50%	$725.00
600.00	-50.00%	N/A	N/A	-37.50%	$625.00
480.00	-60.00%	N/A	N/A	-47.50%	$525.00
360.00	-70.00%	N/A	N/A	-57.50%	$425.00
240.00	-80.00%	N/A	N/A	-67.50%	$325.00
120.00	-90.00%	N/A	N/A	-77.50%	$225.00
0.00	-100.00%	N/A	N/A	-87.50%	$125.00

(1) A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of such Underlying by more than 25.00%.

The following examples illustrate how the note total returns and total payments set forth in the table above are calculated.

Example 1: The level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1200 to an Ending Underlying Level of 1260 — a Trigger Event has not occurred.  Because the notes are not called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,125 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $125 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1200 to an Ending Underlying Level of 960 — a Trigger Event has not occurred.  Because the notes are not called prior to maturity and a Trigger Event has not occurred, even though the Ending Underlying Level of the Lesser Performing Underlying of 960 is less than its Starting Underlying Level of 1200, the investor receives total payments of $1,125 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $125 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

JPMorgan Structured Investments —	TS-6
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Example 3: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1200 to an Ending Underlying Level of 720 — a Trigger Event has occurred.  Because the notes are not called prior to maturity and a Trigger Event has occurred, the investor receives total payments of $725 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $125 per $1,000 principal amount note over the term of the notes and a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -40%)] + $125 = $725

Example 4: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1200 to an Ending Underlying Level of 0 — a Trigger Event has occurred.  Because the notes are not called prior to maturity and a Trigger Event has occurred, the investor receives total payments of $125 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $125 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $125 = $125

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this amended and restated term sheet, which will be the fifth business day following the expected Pricing Date of the notes (this settlement cycle being referred to as T+5).  Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the Pricing Date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	TS-7
Single Observation Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index